Exhibit 2.1

PLAN OF MERGER AND REORGANIZATION

Date:           September 15, 2011

CUSTOMERS BANK (the "Bank"), a banking institution organized under the Pennsylvania Banking Code of 1965, as amended (the "Banking Code"), and NEW CENTURY INTERIM BANK (the "Surviving Bank"), an interim bank in organization under the Banking Code, and Customers Bancorp, Inc. (the "Holding Company"), a Pennsylvania business corporation organized under the Pennsylvania Business Corporation Law of 1988, as amended, hereby enter into this Plan of Merger and Reorganization (the "Plan").

In consideration of their mutual promises and covenants, and intending to be legally bound hereby, the parties hereto, deeming it to be advantageous to their respective banking associations, corporation and their shareholders, have duly approved this Plan and its execution, and do hereby adopt this Plan setting forth the method, terms and conditions of the merger, including the rights under the Plan of the shareholders of each of the parties, and the agreements concerning the merger:

1. Merger. The Bank shall merge into the Surviving Bank under the charter of the Surviving Bank, under the title of "Customers Bank," and pursuant to the provisions of the Banking Code, by the method, on the terms and subject to the conditions and requirements hereinafter stated. Upon the merger becoming effective, Bank and Surviving Bank shall be merged into and continued in a single institution, the Surviving Bank, which shall be a Pennsylvania chartered bank and which shall be considered the same business and corporate entity as the constituent institutions. The Surviving Bank shall thenceforth be responsible for all of the liabilities and obligations of the Bank.. The Surviving Bank shall, upon consummation of  the merger, engage in the business of a Pennsylvania chartered bank at the principal office and the legally established and approved branch offices of the Bank. Surviving Bank shall maintain the insurance of the Federal Deposit Insurance Corporation in the same way as it is now carried by the Bank

2. Articles of Incorporation of Surviving Bank. When the merger becomes effective, the initial Articles of Incorporation of the Surviving Bank shall be substantially in the form attached hereto as Exhibit A attached hereto and incorporated herein.

3. Bylaws of Surviving Bank. When the merger becomes effective, the initial Bylaws of the Surviving Bank shall be substantially in the form attached hereto as Exhibit B attached hereto and incorporated herein, and the principal office and established and authorized branch offices of the Bank shall become the principal office and established and authorized branch offices, respectively, of the Surviving Bank.

4. Board of Directors of Surviving Bank. The persons who shall constitute the Board of Directors of the Surviving Bank at the time the merger becomes effective shall be the persons who were then members of the Board of Directors of the Bank.  They shall serve until the subsequent annual meeting of shareholders of Surviving Bank or until their successors are duly qualified and elected. Any vacancy in the Board of Directors of the Surviving Bank which may exist upon or after the effective date of the merger may be filled as provided by the Articles of Incorporation and Bylaws of the Surviving Bank. The officers of the Bank at the time the merger becomes effective shall hold the same offices in the Surviving Bank.

5. Conversion of Shares: Exchange of Certificates: Capitalization. Upon the merger becoming effective:

(a) Each three (3) issued and outstanding shares of voting common stock of the Bank shall, ipso facto, and without any action on the part of the holder thereof, become and be converted into one (1) share of voting common stock of the Holding Company, par value $1.00 per share.  Each three (3) issued and outstanding shares of Class B Non-Voting Common Stock of the Bank, if then authorized and issued, shall, ipso facto, and without any action on the part of the holder thereof, become and be converted into one (1) share of Non-Voting Common Stock of the Holding Company, par value $1.00 per share.

(b) As soon as practicable after the merger becomes effective, holders of shares of Bank common stock shall be furnished a form letter of transmittal for the tender of their share certificates to the Surviving Bank, which shall act as “Exchange Agent” for the Holding Company, to be exchanged for new certificates for the appropriate number of shares of Holding Company common stock. Holding Company shall be required to issue certificates for Holding Company common stock only upon the actual surrender of Bank shares or an acceptable indemnity agreement or bond from any Bank shareholder who is unable to surrender his or her certificate by reason of loss or destruction of the certificate. Upon surrender for cancellation to the Exchange Agent of one or more certificates for shares of Bank common stock, accompanied by a duly executed letter of transmittal in proper form, or an appropriate indemnity agreement or bond, as the case may be, the Exchange Agent shall, promptly after the effective date of the merger, deliver to each holder of such surrendered Bank certificates new certificates representing the appropriate number of shares of Holding Company common stock. Until certificates for Bank common stock have been surrendered and exchanged as herein provided for certificates of Holding Company common stock, each outstanding certificate for Bank common stock shall be deemed, for all corporate purposes, to be the number of full shares of Holding Company common stock into which the number of shares of Bank common stock shown thereon have been converted. In the event that any certificates for Bank common stock are not surrendered for exchange within two (2) years from the effective date of the merger, the shares of Holding Company common stock that would otherwise have been delivered in exchange for the unsurrendered Bank certificates shall be delivered by the Exchange Agent to the Holding Company, in which event the persons entitled thereto shall look only to the Holding Company for delivery of the Holding Company shares upon surrender of their outstanding certificates for Bank common stock. Following the expiration of such two (2) year period, the Holding Company may sell such unclaimed Holding Company common stock, in which event the sole right of the holders of the unsurrendered outstanding Bank certificates shall be the right to collect the net sale proceeds held for their account by the Holding Company. In the event that Holding Company shall, as required or permitted by law, pay to the Commonwealth of Pennsylvania any net sale proceeds relating to unclaimed Holding Company common stock, the holders of unsurrendered outstanding Bank certificates shall thereafter look only to the Commonwealth of Pennsylvania for payment on account thereof.

(c) Prior to the merger becoming effective, the Surviving Bank will have a capital of $100,000 consisting of 100,000 issued and outstanding shares of common stock, par value $1.00 per share, and a surplus of $55,000. Upon the merger becoming effective: (i) the amount and number of issued and outstanding shares of common stock of the Surviving Bank shall be increased to an amount equal to the total, immediately before the merger, of (A) the issued and outstanding shares of common stock of the Bank, now being 29,360,720 shares, and (B) the issued and outstanding shares of common stock of the Surviving Bank; (ii) the surplus of the Surviving Bank shall be increased to an amount equal to the total of the surplus of the Bank and the surplus of the Surviving Bank immediately before the merger; and (iii) all of the issued and outstanding shares of the Surviving Bank, as increased by the number of issued and outstanding shares of the Bank, shall be issued to and owned by the Holding Company.

(d) Except as provided below in connection with fractional shares, no cash shall be allocated to shareholders of the Bank or to any other person, firm, or corporation upon and by reason of the merger becoming effective. Cash fees will, however, be paid to attorneys, accountants and other like persons for services rendered in the accomplishment of the merger and reorganization and other phases of the overall transaction; some of these persons may be stockholders of the Bank and of Holding Company.  The Holding Company will not issue any fractional shares of its common stock in the reorganization. Holders of Bank voting common stock or Class B Non-Voting Common Stock who would otherwise be entitled to a fractional share of Holding Company common stock or Holding Company Class B Non-Voting Common Stock will instead receive an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of such share to which the holder would otherwise have been entitled and (ii) the book-value of one share of voting common stock of the Bank as of the final day of the final quarter ended immediately prior to the consummation of the merger.

(e) Each then outstanding warrant or option to acquire shares of the common stock of the Bank heretofore issued by the Bank shall, ipso facto, and without any action on the part of the holder thereof, become and be converted into a warrant or option, respectively, to acquire one-third the number of shares of the Holding Company on the same terms and conditions and shall remain outstanding.  The number of shares of Holding Company stock for which each outstanding option or warrant will be exercisable after the consummation of the merger will be rounded up to the nearest whole number of shares, subject to the holder’s agreement to any necessary corresponding upward rounding adjustments of the exercise price to the nearest whole cent.  After the merger becomes effective the Holding Company may, but is not obligated to, issue amended warrant or option agreements reflecting the conversion and the assumption of such warrants or options.

6. Dissenting Shareholders. The rights and remedies of a dissenting shareholder under Sections 1607 and 1222 of the Pennsylvania Banking Code, 7 P.S. Sections 1607 and 1222, and, thereby, Subchapter D of Chapter 15 of the Pennsylvania Business Corporation Law of 1988, as amended (15 Pa. C.S. Section 1571 et seq.) shall be afforded to any shareholder of the Bank who takes the necessary steps to perfect his or her dissenters rights. The Bank will make whatever payments are to be made to validly dissenting shareholders in the exercise of such rights. Unless otherwise provided by law, shares of the Holding Company not taken by the dissenting shareholders of the Bank shall not be issued.

7. Conditions. The merger provided under this Plan shall take place only if: (i) this Plan is approved (A) by the affirmative vote of holders of at least two-thirds (2/3) of the outstanding shares of common stock of the Bank and (B) by the Holding Company as a shareholder of the Surviving Bank, in accordance with applicable law; (ii) this Plan, the merger and any constituent steps are approved by the Pennsylvania Department of Banking, the Board of Governors of the Federal Reserve System and (if applicable) the Federal Deposit Insurance Corporation, and the Notice or Application, as applicable, of the Holding Company to form a bank holding company is not objected to, or is otherwise approved, by the Board of Governors of the Federal Reserve System and all other requirements prescribed by law are satisfied; (iii) the Bank receives an opinion of its special counsel, Stradley Ronon Stevens & Young, LLP, to the effect that the transactions contemplated herein constitute a tax-free reorganization under the Internal Revenue Code of 1986, as amended, and that neither gain nor loss will be recognized for federal income tax purposes to the Bank, the Surviving Bank, the Holding Company or the shareholders of the Bank (other than the dissenting shareholders who elect dissenters' rights), the Surviving Bank and the Holding Company, by reason of the transactions contemplated herein, and as to such further matters relating to the tax consequences of the transactions contemplated hereby, as the Bank may deem advisable; and (iv) there shall be no litigation or proceeding pending or threatened for the purpose of enjoining, restraining or preventing the consummation of the merger in accordance with this Plan.

8. Amendment; Termination. At any time before the merger becomes effective, by vote of a majority of the Board of Directors of each of the Bank, the Holding Company and the Surviving Bank, this Plan (a) may be amended in any manner not inconsistent with its general purpose, provided that no amendment shall change the share exchange ratio following approval of this Plan by the shareholders of the Bank, or (b) may be terminated for any reason, including without limitation for reasons such as because of the number of shares of common stock of the Bank exercising dissenters' rights, or if it shall appear that the consummation of the Plan would be inadvisable for any reason.  If this Plan is terminated pursuant to this Section, this Plan shall be void and of no further effect, without any liability on the part of any of the parties hereto, or their respective directors, officers, shareholders or agents.

9. Shares of Holding Company Subscribers. The shares of the Holding Company, subscribed for by the initial subscriber or subscribers for common stock of the Holding Company, shall be purchased by such subscriber or subscribers by the payment of each individual incorporator's own cash to the Holding Company. Upon consummation of the merger, each subscriber for common stock of the Holding Company shall sell, surrender and redeem all of such subscriber’s stock subscribed for to the Holding Company for cash.

10. Financing of Initial Capitalization. In order to provide funds with which the Holding Company can purchase shares of common stock of the Surviving Bank for $155,000 (which Surviving Bank shall allocate as follows: Capital - $100,000; Surplus - $50,000; Expense Fund - $5,000), the Holding Company will make a temporary borrowing from an unaffiliated lender.  After consummation of the merger the Surviving Bank will pay a special cash dividend to the Holding Company which will enable the Holding Company to repay the principal amount of said loan in full plus interest.

11. Issuance of Shares. When required by the terms of this Plan, the Holding Company will issue the shares of its common stock which the shareholders of the Bank shall be entitled to receive as hereinabove provided, and will perform all other acts necessary for it to comply with the provisions of this Plan.

12. Assumption and Amendment of Stock Option Plan. Upon the merger becoming effective, without any further action being required:

(a) the Holding Company shall assume all equity compensation, employee retirement and employee benefit plans of the Bank (each, a "Plan");

(b) all then outstanding grants by the Bank under any Plan shall be converted, to the extent required, to grants by the Holding Company under such Plan; and

(c) each Plan shall be deemed amended and restated: (i) to substitute the Holding Company and the common stock of the Holding Company for the Bank and the common stock of the Bank, respectively; and (ii) to provide that eligible participants under the Plan shall include the same category or categories of officers, other employees, and non-employee directors, of the Holding Company and any current or future subsidiary of the Holding Company, including the Bank, as the categories of officers, other employees and non-employee directors of the Bank currently eligible to be participants under the Plan. The maximum number of shares of Holding Company common stock that have been or may be issued or transferred under any Plan immediately after the merger shall be the same as the maximum number of shares of Bank common stock immediately prior to the Merger, and the maximum aggregate number of shares of Holding Company common stock that shall be subject to options or awards under any Plan to any single individual immediately after the merger shall be the same as the maximum number of shares of Bank common stock immediately prior to the merger, subject to any adjustment provisions of the Plan. Approval of this Plan of Merger and Reorganization shall constitute approval of each Plan as so amended by the directors and shareholders of the Bank and Holding Company for all purposes, including, without limitation, for purposes of Sections 162(m) and 422 of Internal Revenue Code of 1986, as amended, and Section 16(b) of the Securities Exchange Act of 1934, as amended, and the exemptive rules promulgated thereunder.

13. Board of Directors of Holding Company. The persons who shall constitute the Board of Directors of the Holding Company at the time the merger becomes effective shall be the persons who were then members of the Board of Directors of the Bank immediately prior to the merger. The Board of Directors of the Holding Company shall, to the extent consistent with the provisions of the Holding Company Articles of Incorporation and Bylaws and applicable law, be divided into three classes, with members of one class serving until the first Holding Company annual meeting and members or each of the other two classes serving until the successive annual meetings.  The directors in each class shall serve until the annual meeting of shareholders of the Holding Company at which his class is to be re-elected or until their successors are duly qualified and elected.  The members of each class shall be designated initially by the Board of Directors.  Any vacancy in the Board of Directors of the Holding Company which may exist upon or after the effective date of the merger may be filled as provided by the Articles of Incorporation and Bylaws of the Holding Company.

14. Affiliates; Agreements Relating to Resales of Holding Company Securities.  The Bank shall prepare and deliver to Holding Company, prior to completion of the merger, a list that identifies all persons whom the Bank believes may be deemed to be “affiliates” of Bank or Holding Company under applicable securities laws.  The Bank shall use its commercially reasonable best efforts to cause each person whom it identifies on the list as a potential affiliate to deliver, at or prior to the completion of the transaction, a written agreement that the affiliate will not sell, pledge, transfer or otherwise dispose of any Holding Company shares issued to the affiliate pursuant to the transaction unless the sale, pledge, transfer or other disposition meets one of the following criteria: (1) it is made pursuant to an effective registration statement filed under the Securities Act; (2) it is in compliance with Rule 144; or (3) in the opinion of counsel, it is otherwise exempt from the registration requirements of the Securities Act.   Without limiting the foregoing, any shares of Holding Company common stock issued to any persons deemed to be “affiliates” for such persons shall, at the discretion of management, include a legend disclosing applicable restrictions on transfer for such “control shares.”

15. Waiver. Any of the terms or conditions of this Plan may be waived in writing at any time by the Bank by action taken by its Board of Directors, whether before or after action by the Bank's shareholders, provided, however, that such action shall be taken only if, in the judgment of the Board of Directors, such waiver will not have a materially adverse effect on the benefits intended to be granted hereunder to the shareholders of the Bank.

16. Governing Law. This Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, except as such may be pre-empted by federal law.

17. Entire Agreement. This Plan contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

18. Counterparts. This Plan may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

[signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this instrument to be executed by its President & COO and Secretary, all under authority of its Board of Directors.

CUSTOMERS BANK

By:	/s/ Richard Ehst Richard Ehst President & COO

By:	/s/ Gertrude M. Hackney Gertrude M. Hackney Secretary

NEW CENTURY INTERIM BANK

By:	/s/ Richard Ehst Richard Ehst President & COO

By:	/s/ Gertrude M. Hackney Gertrude M. Hackney Secretary

CUSTOMERS BANCORP, INC.

By:	/s/ Richard Ehst Richard Ehst President & COO

By:	/s/ Gertrude M. Hackney Gertrude M. Hackney Secretary

EXHIBIT A

ARTICLES OF INCORPORATION

TO THE DEPARTMENT OF BANKING OF
THE COMMONWEALTH OF PENNSYLVANIA:

In compliance with the requirements of the Pennsylvania Banking Code of November 30, 1965, P.L. 847, as amended, the undersigned hereby states that:

ARTICLE I

Name and Place of Business

Section 1 The name of the institution is New Century Interim Bank (the “Bank”).

Section 2 The location and post office address of its principal place of business are at 99 Bridge Street, Phoenixville, PA 19460.

ARTICLE II

Purpose and Term

Section 1 The institution is incorporated for the purpose of receiving deposits, making loans and generally transacting all business permitted to a bank, as defined in the Banking Code of 1965, as amended, and under any present or future laws of the Commonwealth of Pennsylvania.

Section 2 The Bank is to have perpetual existence.

Section 3 The institution is incorporated under the provisions of the Banking Code of 1965, as amended.

ARTICLE III

Capitalization

Section 1 The total number of shares of all capital stock which the Bank shall have the authority to issue is 41,500,000 shares of capital stock consisting of:

(i)	40,000,000 share of voting common stock, par value $1.00 per share (the “Voting Common Stock”),

(ii)	500,000 shares of nonvoting common stock, par value $1.00 per share (the “Nonvoting Common Stock”), and

(iii)
1,000,000 shares of preferred stock in one or more series, any series having such par value or no par value as may be determined by the Bank’s board of directors from time to time as more fully provided in this Article (the “Preferred Stock”).

Section 2 The Bank’s board of directors is hereby authorized and vested with the exclusive authority to establish one or more additional series of common stock and one or more series of preferred stock, without further approval by the shareholders of the Bank, but nevertheless subject to compliance with provisions of applicable law including without limitation applicable provisions of the Pennsylvania Banking Code.

Section 3 As to any series of common or preferred stock hereafter established by the Bank’s board of directors, whether or not the shares in such series have par value and, if so, the par value, whether or not the shares in such series have voting rights and if so whether such voting rights are full, limited, multiple or fractional, and the designations, preferences, qualifications, privileges, limitations, redemption provisions, options, conversion rights and other special rights attributable to the shares in such series, shall be as may be established and changed from time to time by a resolution or resolutions providing for the issue of such shares, in each case adopted by the Bank’s board of directors.  Without limiting the foregoing, the Board of Directors shall have authority to establish any and all of the following:

(a)	The distinctive serial designation and the number of shares constituting any series;

(b)
The dividend rate or the amount of dividends to be paid on the shares of such series, whether dividends shall be cumulative and. if so from which date(s)1 the payment date(s) for dividends and the participating or other special rights, if any, with respect to dividends;

(c)	The voting powers, full or limited, if any, or shares of such series;

(d)	Whether the shares of such series shall be redeemable and. if so, the price(s) at which, and the terms and conditions of which, such shares may be redeemed;

(e)	The amount(s) payable upon the shares of such series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Bank;

(f)
Whether the shares of such series shall be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and if so entitled, the amount of such fund and the manner of its application, including the price(s) at which such shares may be redeemed or purchased through the application of such fund;

(g)
Whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes of stock of the Bank and, if so. the conversion price(s) or the rate(s) of exchange, and the adjustments thereof, if any. at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

(h)	The price or other consideration for which the shares of such series shall be issued;

(i)
Whether the shares of such series which are redeemed or converted shall have the status of authorized but unissued shares of serial preferred stock and whether such shares may be reissued as shares of the same or any other series of serial preferred stock;

(j)	Preferences as to dividends or assets which are prior or subordinate to or on parity with any other class or series; and

(k)
Designations, qualifications, privileges, limitations, redemption provisions, options, conversion rights and other special rights, including, but not limited to, voting rights, which are greater or lesser than or equal to those of any other class or series, whether or not the other shares are issued or outstanding at the time when the board of directors acts to determine them.

Section 4 Any of the terms of a class or series of preferred shares may be made dependent upon facts ascertainable outside of these articles, or outside of the resolution or resolutions providing for the issue of such shares adopted by the board of directors pursuant to the authority vested in the board of directors by this Article, provided that the manner in which the facts will operate upon the terms of the class or series is set forth in the resolution or resolutions providing for the issue of such shares adopted by the board of directors.

Section 5 No shareholder of any class of capital stock or any series of any class of capital stock shall have a pre-emptive right to purchase, pro rata or otherwise, additional shares of any class or series of capital stock or any other security of the Bank.

Section 6 The Board of Directors, in its sole discretion, has authority to sell any treasury stock and/or authorized but unissued stock or other securities of the Bank, or any options, warrants or other rights to purchase any of the foregoing, upon such terms as the Board of Directors deems advisable.

ARTICLE IV

The name, occupation, place of residence and post office address of each of the incorporators of the Institution, two-thirds of whom are citizens of the United States of America, and the number of shares subscribed by each are as follows:

Name	Occupation	Place of Residence and Post Office Address	Number of Shares of Common Stock Subscribed
Richard A. Ehst	Banker	1309 East Wyomissing Boulevard, Reading, PA 19611	1,000
Gertrude M. Hackney	Banker	1324 Barrowdale Road, Rydal, PA 19046	1,000
Thomas Brugger	Banker	1142 Lehigh Avenue, Wyomissing, PA 19610	1,000

ARTICLE V
Ownership Limitation

Section 1 Except as provided in Article V, Section 2, no shareholder may have Holdings (as defined in Section 4 of this Article) of shares that exceed twenty-five percent (25%) of the issued and outstanding shares of Common Stock.

Section 2 Upon the resolution of at least two-thirds of the Board of Directors, the restriction imposed by Article V, Section 1 may be waived with respect to the Holdings of any shareholders.

Section 3 If any shareholder acquires Holdings which cause the violation of the restriction contained in Article V, Section 1, the Board of Directors may (i) terminate all voting rights attributable to the shares owned beneficially by such shareholder (the “Substantial Shareholder”) during the time that Article V, Section 1 is being violated; (ii) commence litigation to require the divestiture of such amount of the shares so that after such divestiture the shareholder would no longer be in violation of the restriction contained in Article V, Section 1; or (iii) take such ether action as is appropriate under the circumstances.

Section 4 A shareholder’s Holdings, as such term is used in this Article V are:  (i) the Common Stock the shareholder owns of record; (ii) the Common Stock to which the shareholder has direct or indirect beneficial ownership and (iii) the Common Stock owned of record or beneficially (as defined in this Section) by other shareholder(s) acting together with the shareholder as a group for the purpose of acquiring, holding or disposing of Common Stock (such group is hereinafter referred to as a “Shareholder Group”).  The Board of Directors may use, but is not necessarily limited to, the following indicia to determine “beneficial ownership”:  the effect of stock ownership by a person’s spouse and minor children; ownership of shares held by a corporation or foundation of which a Substantial Shareholder is an officer or affiliate; the extent of a Substantial Shareholder’s ownership of partnership shares; transfers pursuant to divorce; installment purchases; stock warrants, grants and options; control over the voting power of any stock; the status of a Substantial Shareholder as trustee, trust beneficiary or settlor of a trust of which part or all of the corpus is shares of the common stock of the Bank; and stock dividends.  The Board of Director’s determination of the existence and membership of a Shareholder Group, of a shareholder’s Holdings and of the record are conclusive, absent proof of bad faith.

Section 5 This Article V may not be amended unless approved by the affirmative vote of at least two-thirds (2/3) of the outstanding shares of Common Stock of the Bank.

ARTICLE VI

Control Transactions

Section 1 Section 1610 of the Banking Code of 1965 (relating to the right  of shareholders to receive payment for shares following a control transaction) shall not apply to the institution.

ARTICLE VII

The name, occupation, place of residence and post office address of each of the first directors, all of whom shall serve until the first annual meeting of shareholders of the Institution and until their respective successors are elected, are:

Name	Occupation	Place of Residence and Post Office Address
Jay S. Sidhu	Banker	5 Chardonnay Circle, Mohnton, PA 19540
Richard A. Ehst	Banker	1309 East Wyomissing Boulevard, Reading, PA 19611
Thomas Brugger	Banker	1142 Lehigh Avenue, Wyomissing, PA 19610
Gertrude M. Hackney	Banker	1324 Barrowdale Road, Rydal, PA 19046
Warren Taylor	Banker	320 Mill Race Lane, Newtown, PA 18940

ARTICLE VIII
Acquisition Offers

Section 1 The Board of Directors may, if it deems it advisable, oppose a tender, or other offer for the Bank’s securities, whether the offer is in cash or in the securities of a corporation or otherwise.  When considering whether to oppose an offer, the Board of Directors may, but is not legally obligated to, consider any relevant or pertinent issue; by way of illustration, but not of limitation, the Board of Directors may, but shall not be legally obligated to, consider any or all of the following:

(a) whether the offer price is acceptable based on the historical and present operating results or financial condition of the Bank;

(b) whether a more favorable price could be obtained for the Bank’s securities in the future;

(c) the social and economic effects of the offer or transaction on this Bank and any of its subsidiaries, employees, depositors, loan and other customers, creditors, shareholders and other elements of the communities in which this Bank and any of its subsidiaries operate or are located;

(d) the business and financial conditions and earnings prospects of the offeror, including, but not limited to, debt service and other existing or likely financial obligations of the offeror, and the possible affect of such conditions upon this Bank and any of its subsidiaries and the other elements of the communities in which this Bank and any of its subsidiaries operate or are located;

(e) the value of the securities (if any) which the offeror is offering in exchange for the Bank’s securities, based, on an analysis of the worth of the Bank as compared to the corporation whose securities are being offered;

(f) any antitrust or other legal and regulatory issues that are raised by the offer.

Section 2 If the Board of Directors determines that an offer should be rejected, it may take any lawful action to accomplish its purpose including, but not limited to, the following: advising shareholders not to accept the offer; litigation against the offeror; filing complaints with all governmental and regulatory authorities; acquiring securities; selling or otherwise issuing authorized but unissued securities or treasury stock or granting options with respect thereto; acquiring a company to create an antitrust or other regulatory problem for the offeror; or obtaining a more favorable offer from another individual or entity.

Section 3 This Article VIII may not be amended unless first approved by the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares of common stock of the Bank.

ARTICLE IX

Special Voting and Concurrence Provision

Section 1 The Bylaws may be altered, amended or repealed by the affirmative vote of the holders of two-thirds (2/3) of the outstanding shares of Common Stock at regular or special meeting duly convened after notice to the shareholders of that purpose, or by a majority vote of the members of the Board of Directors at any regular or special meeting thereof duly convened after notice to the directors of that purpose, (except the directors shall not make or alter any bylaws fixing their qualification, classification or term of office) subject always to the power of the shareholders to change such action of the Board of Directors by the affirmative vote of the holders of two-thirds (2/3) of the outstanding shares of Common Stock.

Section 2 No merger, consolidation, liquidation or dissolution of the Bank nor any action that would result in the sale or other disposition of all or substantially all of the assets of the Bank shall be valid unless first approved by the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares of common stock of the Bank.

Section 3 This Article IX may not be amended unless first approved by the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares of common stock of the Bank.

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IN WITNESS WHEREOF, the incorporators have signed and sealed these Articles of Incorporation this ____ day of ________________, 2010

/s/ Richard A. Ehst Richard A. Ehst, Incorporator	/s/ Gertrude M. Hackney Gertrude M. Hackney, Incorporator
/s/ Thomas Brugger Thomas Brugger, Incorporator

EXHIBIT B

BYLAWS
of
NEW CENTURY INTERIM BANK

Article I.

PURPOSE

Section 1.1                      New Century Interim Bank will provide banking services to its community in a manner that stimulates community consciousness and vision, involves its customers in forming that vision and provides funds for the achievement of the vision.  The Bank will provide security for its depositors, a sound financial basis for its future and a fair return to its shareholders.

Section 1.2                      The Bank shall have and continuously maintain in Pennsylvania a registered office.

Article 2

SHAREHOLDERS MEETINGS

Section 2.1                      All meetings of the shareholders shall be held within the Commonwealth of Pennsylvania at such time and place as may be fixed from time to time by the Board of Directors.

Section 2.2                      The annual meeting of the shareholders shall be held at such time and place as may be set by the Board of Directors, when the shareholders shall elect directors to the Board of Directors and transact such other business as may properly be brought before the meeting.

Section 2.3                      Special meetings of the shareholders may be called at any time by the Chairperson of the Board, the President, a majority of the Board of Directors or by one or more shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast at the particular meeting.  If such request is addressed to the Secretary, it shall be signed by the persons making the same and shall state the purpose or purposes of the proposed meeting.  Upon receipt of any such request, the Secretary shall fix the date of such meeting to be held not more than sixty (60) days after the receipt of the request and shall give due notice thereof.  In the event of the Secretary’s failure within thirty (30) days after the receipt of the request to fix the date or give the notice, the person or persons making the request may issue the call.

Section 2.4                      Written notice of all meetings other than adjourned meetings of shareholders, stating the place, date and hour, and, in case of special meetings of shareholders, the purpose thereof, shall be served upon, or mailed, postage prepaid, or telegraphed, charges prepaid, at least ten (10) days before such meeting, unless a greater period of notice is required by statute or by these Bylaws, to each shareholder entitled to vote thereat at such address as appears on the transfer books of the Bank.

Article 3

QUORUM OF SHAREHOLDERS

Section 3.1                      The presence, in person or by proxy, of the holders of a majority of the outstanding shares entitled to vote shall constitute a quorum.  If a meeting cannot be organized for lack of a quorum, those present may adjourn the meeting to such time and place as they may determine.

In the case of a meeting for the election of directors which is twice adjourned for lack of a quorum, those present at the second of such adjourned meetings shall constitute a quorum for the election of directors without regard to the other quorum requirements of this section, the articles or bylaws.

Article 4

VOTING RIGHTS

Section 4.1                      Except as may be otherwise provided by statute or by the Articles of Incorporation, at every shareholders meeting, every shareholder entitled to vote thereat shall have the right to one vote for every share having voting power standing in his or her name on the books of the Bank on the record date fixed for the meeting.  No share shall be voted at any meeting if an installment is due and unpaid thereon.

Section 4.2                      When a quorum is present at any meeting the voice vote of the holders of a majority of the stock having voting power, present, in person or by proxy, shall decide any question brought before such meeting except as provided differently by statute or by the Articles of Incorporation.

Section 4.3                      Upon demand made by a shareholder entitled to vote at any election for directors before the voting begins, the election shall be by ballot.

Article 5

PROXIES

Section 5.1                      Every shareholder entitled to vote at a meeting of shareholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for him or her by proxy.  Every proxy shall be executed in writing by the shareholder or his or her duly authorized attorney in fact and filed with the Secretary of the Bank.  A proxy shall be revocable at will, notwithstanding any other agreement or any provision in the proxy to the contrary, but the revocation of a proxy shall not be effective until notice thereof has been given to the Secretary of the Bank.  No unrevoked proxy shall be valid after eleven (11) months from the date of its execution.  A proxy shall not be revoked by the death or incapacity of the maker, unless before the vote is counted or the authority is exercised, written notice of such death or incapacity is given to the Secretary of the Bank.

Article 6

RECORD DATE

Section 6.1                      The Board of Directors may fix a time, not more than forty-five (45) days prior to the date of any meeting of shareholders, or the date fixed for the payment of any dividend or distribution, or the date for the allotment of rights, or the date when any change or conversion or exchange of shares will be made or go into effect, as a record date for the determination of the shareholders entitled to notice of, and to vote at, any such meeting, or entitled to receive payment of any such dividend or distribution, or to receive any such allotment of rights, or to exercise the rights in respect to any such change, conversion or exchange of shares.  The Board of Directors may close the books of the Bank against transfers of shares during the whole or any part of such period, and in such case written or printed notice thereof shall be mailed at least ten (10) days before closing thereof to each shareholder of record at the address appearing on the records of the Bank or supplied by him or her to the Bank for the purpose of notice.  While the stock transfer books of the Bank are closed, no transfer of shares shall be made thereon.  If no record date is fixed by the Board of Directors for the determination of shareholders entitled to receive notice of, and vote at, a shareholders meeting, transferees of shares which are transferred on the books of the Bank within ten (10) days next preceding the date of such meeting shall not be entitled to notice of or to vote at such meeting.

Article 7

VOTING LISTS

Section 7.1                      The officer or agent having charge of the transfer books for shares of the Bank shall make, at least ten (10) days before each meeting of shareholders, a complete alphabetical list of the shareholders entitled to vote at the meeting, with their addresses and the number of shares held by each, which list shall be kept on file at the registered office or principal place of business of the Bank and shall be subject to inspection by any shareholder during normal business hours and at the time and place of the meeting during the entire meeting.  The original transfer books for shares of the Bank, or a duplicate thereof kept in this Commonwealth, shall be prima facie evidence as to who are the shareholders entitled to exercise the rights of a shareholder.

Article 8

JUDGES OF ELECTION

Section 8.1                      In advance of any meeting of shareholders, the Board of Directors may appoint judges of election, who need not be shareholders, to act at such meeting or any adjournment thereof.  If judges of election are not so appointed, the Chairperson of any such meeting may, and on the request of any shareholder or his or her proxy shall, make such appointment at the meeting.  The number of judges shall be one or three.  If appointed at a meeting on the request of one or more shareholders or proxies, the majority of shares present and entitled to vote shall determine whether one or three judges are to be appointed.  No person who is a candidate for office shall act as a judge.  The judges of election shall do all such acts as may be proper to conduct the election or vote, and such other duties as may be prescribed by statute, with fairness to all shareholders, and if requested by the Chairperson of the meeting or any shareholder or his or her proxy, shall make a written report of any matter determined by them and execute a certificate of any fact found by them.  If there are three judges of election, the decision, act or certificate of a majority shall be the decision, act or certificate of all.

Article 9

CONSENT OF SHAREHOLDERS IN LIEU OF MEETING

Section 9.1                      Any action required to be taken at a meeting of the shareholders, or of a class of shareholders, may be taken without a meeting, if a consent or consents in writing setting forth the action so taken shall be signed by all of the shareholders who would be entitled to vote at a meeting for such purpose and shall be filed with the Secretary of the Bank.

Article 10

DIRECTORS

Section 10.1                      Nominations for the election of directors may be made by the Board of Directors or by any shareholder entitled to vote in the election of directors.  All nominations made by any shareholder must be made in writing, delivered or mailed by registered or certified mail, postage prepaid, return receipt requested, to the Secretary of the Bank not less than thirty (30) days nor more than sixty (60) days prior to any meeting of the shareholders called for the election of directors.  If less than thirty (30) days’ notice of the meeting is given to the shareholders, the nomination shall be delivered or mailed to the Secretary not later than the close of the seventh (7th) day following the day on which notice of the meeting was mailed to shareholders.  Every nomination shall include:

(a)	the consent of the person nominated to serve as a director;

(b)	the name, age, business address and residence address of the nominee;

(c)	the principal occupation or employment of the nominee;

(d)	the number of shares of the Bank beneficially owned by the nominee;

(e)	the name and address of the notifying shareholder; and

(f)	the number of shares of the Bank owned by the notifying shareholder.

The chairperson of any meeting called for the election of directors shall reject any nomination made by any shareholder which was not made in accordance with the provisions of this Section, unless the Board of Directors has agreed to waive said provisions as to such nomination.  In the event that the same person is nominated by more than one shareholder, if at least one nomination for such person complies with this Section, the nomination shall be honored and all votes cast for such nominee shall be counted.  Nominations for the election of directors made by the Board of Directors need not comply with the provisions of this Section.

Section 10.2                      Within the requirements of law, the exact number of directors shall be determined from time to time by resolution adopted by an affirmative majority vote of the Board of Directors.  However, no increase in the number of directors shall shorten the term of any incumbent director.

Section 10.3                      The Board of Directors shall be divided into three classes (Class A, Class B and Class C), as nearly equal in number as the then total number of directors constituting the whole Board permits, with the term of office of one class expiring each year.  At the first annual meeting of shareholders, directors in Class A shall be elected to hold office for one (1) year term; directors in Class B shall be elected to hold office for a two (2) year term; and directors in Class C shall be elected to hold office for a three (3) year term.  Each class shall be elected in a separate election.

Section 10.4                      Within the requirements of law, the term and number of directors in each class shall be fixed, from time to time, by the Board of Directors.  The term of office, until otherwise fixed, for all directors elected at each annual meeting held after the first annual meeting shall be three (3) years from the date of their election.  At each annual meeting after the first annual meeting, elections shall be held to elect directors to replace those whose terms have expired.  All directors shall continue in office after the expiration of their term until their successors are elected or appointed and have qualified, except in the event of earlier resignation, removal or disqualification.

Section 10.5 Each director shall be required to attend a minimum of 75% of meetings of directors properly called under Article 13, each calendar year.

Article 11

VACANCIES ON BOARD OF DIRECTORS

Section 11.1                      Any vacancies in the Board of Directors for any reason, including vacancies caused by any increase in the number of directors, may be filled by the Board of Directors, acting by a majority of the directors then in office, although less than a quorum.  Any director chosen to fill a vacancy in any class of directors defined in Section 3 of Article 10 shall become a member of the class of directors in which the vacancy occurred.  Such director shall hold office for the remainder of the original term of such vacancy.

Article 12

POWERS OF BOARD OF DIRECTORS

Section 12.1                      The business and affairs of the Bank shall be managed by its Board of Directors, which may exercise all such powers of the Bank and do all such lawful acts and things as are not by statute or by the Articles of Incorporation or by these Bylaws directed or required to be exercised and done by the shareholders.

Section 12.2                      The Board of Directors may appoint each year such number of Advisory Directors as the Board may from time to time determine.

Article 13

MEETINGS OF THE BOARD OF DIRECTORS

Section 13.1                      An organization meeting may be held immediately following the annual shareholders meeting without the necessity of notice to the directors to constitute a legally convened meeting, or the directors may meet at such time and place as may be fixed by either a notice or waiver of notice or consent signed by all of such directors.

Section 13.2                      Regular meetings of the Board of Directors shall be held not less often than semi-annually at a time and place determined by the Board of Directors at the preceding meeting.  One or more directors may participate in any meeting of the Board of Directors, or of any committee thereof, by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear one another.

Section 13.3                      Special meetings of the Board of Directors may be called by the Chairperson of the Board or the President and shall be called at the request of any three Directors on one day’s notice to each director, either personally or by mail, telegram or telephone; special meetings shall be called by the Chairperson of the Board or the President in like manner and on like notice upon the written request of three directors.

Section 13.4                      At all meetings of the Board of Directors, a majority of the directors shall constitute a quorum for the transaction of business, and the acts of a majority of the directors present at a meeting in person or by conference telephone or similar communications equipment at which a quorum is present in person or by such communications equipment shall be the acts of the Board of Directors, except as may be otherwise specifically provided by statute or by the Articles of Incorporation or by these Bylaws.

Article 14

INFORMAL ACTION BY THE BOARD OF DIRECTORS

Section 14.1                      If all the directors shall severally or collectively consent in writing, including but not limited to telegrams and radiograms, to any action to be taken by the Bank, such action shall be as valid a corporate action as though it had been authorized at a meeting of the Board of Directors.

Article 15

COMPENSATION OF DIRECTORS

Section 15.1                      Directors, as such, may receive a stated salary for their services or fixed sum and expenses for attendance at regular and special meetings, or any combination of the foregoing as may be determined from time to time by resolution of the Board of Directors, and nothing contained herein shall be construed to preclude any director from serving the Bank in any other capacity and receiving compensation therefore.

Article 16

COMMITTEES

Section 16.1                      The standing committees which shall be appointed from time to time by the Board of Directors shall be the Executive Committee, the Audit Committee and such other committees as may be deemed necessary by the Board or shareholders for efficient operation of the institution.

Section 16.2 The Executive Committee shall consist of not less than three nor more than five outside directors and such officers as shall be appointed by the board.  The Executive Committee shall meet at such time as may be fixed by the Board of Directors, or upon call of the Chairperson of the Board or the President. A majority of voting members of the Executive Committee shall constitute a quorum. The Executive committee shall have and exercise the authority of the Board of Directors in the intervals between the meetings of the Board of Directors as far as may be permitted by law.

Section 16.3 The Audit Committee shall consist of not less than two nor more than five Directors, all of whom shall comply with such independence standards as may be required by the laws governing the bank from time to time, subject to such stricter standards of independence, if any, as the Board may establish from time to time. A majority of the members of the Committee shall constitute a quorum. The Committee shall effect its own organization.

For so long as required by the Department of Banking, the Audit Committee or the Board of Directors shall at least once in each year cause to be made by a certified public accountant selected for the purpose, a complete audit of the books and affairs of the bank.  Upon completion of the audit the certified public accountant shall make a report thereof and its recommendations in accordance with the Department of Banking’s minimum acceptable requirements for directors’ audits to the Board of Directors.

Article 17

OFFICERS

Section 17.1                      The officers of the Bank shall be elected by the Board of Directors at its organization meeting and shall be a Chairperson, a President, a Secretary and a Treasurer.  The Board of Directors may also elect one or more Vice Presidents and such other officers and appoint such agents as it shall deem necessary, who shall hold their offices for such terms, have such authority and perform such duties as may from time to time be prescribed by the Board of Directors.  Any two or more offices may be held by the same person except both the offices of President and of Treasurer.

Section 17.2                      Chairperson.  The Chairperson of the Board shall preside at all meetings of the shareholders and directors.  He or she shall supervise the carrying out of the policies adopted or approved by the Board of Directors.  He or she shall have general executive powers, as well as the specific powers conferred by these Bylaws.  He or she shall also have and may exercise such further powers and duties as from time to time may be conferred upon or assigned to him or her by the Board of Directors.

Section 17.3                      President.  The President shall have general and active management of the business of the Bank; shall see that all orders and resolutions of the Board of Directors are put into effect, subject, however, to the right of the Board of Directors to delegate any specific powers, except such as may be by statute exclusively conferred on the President, to any other officer or officers of the Bank; and shall execute bonds, mortgages and other contracts requiring a seal under the seal of the Bank, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the Bank.

Section 17.4                      Chief Executive Officer.  The Board of Directors shall designate the Chairperson of the Board or the President as Chief Executive Officer.  He or she shall supervise the carrying out of the policies adopted or approved by the Board.  He or she shall have general executive powers as well as any specific powers and duties as may be conferred upon him or her by the Board.

Section 17.5                      Vice Presidents.  The Vice Presidents shall have such duties and powers as may from time to time be assigned to them by the Board of Directors or the President in the absence of any assignment by the Board of Directors.  One or more may be designated Executive Vice President.

Section 17.6                      Secretary.  The Secretary shall keep the minutes of the meetings of the shareholders, of the Board of Directors and of the Executive Committee.  He or she shall have charge of the corporate records, papers, and the corporate seal of the bank.  He or she shall give notice of all meetings of shareholders, of the Board of Directors and of special meetings of the Executive Committee.

Section 17.7                      Treasurer.  The Treasurer shall be responsible for all money, funds, securities, fidelity and indemnity bonds and other valuables belonging to the bank; shall cause to be kept proper records of the transactions of the bank; and shall perform such other duties as may be assigned to him or her from time to time by the Board of Director-, or the President.

Section 17.8                      The compensation of all officers of the Bank shall be fixed by the Board of Directors.

Section 17.9                      The Board of Directors may remove any officer or agent elected or appointed, at any time and within the period, if any, for which such person was elected or employed whenever in the Board of Directors’ judgment it is in the best interests of the Bank, and all persons shall be elected and employed subject to the provisions thereof.  If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors.

Article 18

INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES

Section 18.1                      A director of this Bank shall stand in a fiduciary relation to the Bank and shall perform his or her duties as a director, including his or her duties as a member of any committee of the board upon which he or she may serve, in good faith, in a manner he or she reasonably believes to be in the best interests of the Bank, and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances.  In performing his or her duty, a director shall be entitled to rely in good faith on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared or presented by any of the following:

(a)	one or more officers or employees of the Bank whom the director reasonably believes to be reliable and competent in the matters presented.

(b)	Counsel, public accountants or other persons as to matters which the director reasonably believes to be within the professional or expert competence of such person.

(c)
A committee of the board upon which he or she does not serve,  duly designated in accordance with law, as to matters within its designated authority, which committee the director  reasonably believes to merit confidence.

A director shall not be considered to be acting in good faith if he or she has knowledge concerning the matter in question that would cause his or her reliance to be unwarranted.

Section 18.2  In discharging the duties of their respective positions, the board of directors, committees of the board, and individual directors may, in considering the best interests of the Bank, consider the effects of any action upon employees, upon suppliers and customers of the Bank and upon communities in which offices or other establishments of the Bank are located, and all other pertinent factors. The consideration of those factors shall not constitute a violation of Section 18.1.

Section 18.3                      Absent a breach of fiduciary duty, lack of good faith or  self-dealing, actions taken as a director or any failure to take any action shall be presumed to be in the best interests of the Bank.

Section 18.4                      A director of this Bank shall not be personally liable for monetary damages as such for any action taken or for any failure to take any action, unless:

(a)	the director has breached or failed to perform the duties of his or her office under the provisions of Sections 18.1 and 18.2; and

(b)	the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

Section 18.5                      The provisions of Section 18.4 shall not apply to:

(a)	the responsibility or liability of a director pursuant to a criminal statute; or

(b)	the liability of a director for the payment of taxes pursuant to local, state or federal law.

Section 18.6                      The Bank shall indemnify any director, officer and/or employee, or any former director, officer and/or employee, who was or is a party to, or is threatened to be made a party to, or who is called to be a witness in connection with, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director, officer and/or employee of the Bank, or is or was serving at the request of the Bank as a director, officer, employee or agent of a corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Bank, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the Bank, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful.  No indemnification shall be made in respect of any such claim, issue or matter as to which such person shall have been adjudged to be liable for misconduct in the performance of his or her duty to the Bank.

Section 18.7                      Except as may be otherwise ordered by a court, there shall be a presumption party director, officer and/or employee is entitled to indemnification as provided in Sections 18.6 of this Article unless either a majority of the directors who are not involved in such proceedings (“disinterested directors”) or, if there are less than three disinterested directors, then the holders of one-third of the outstanding shares of the Bank determine that the person is not entitled to such presumption by certifying such determination in writing to the Secretary of the Bank.  In such event the disinterested director(s) or, in the event of certification by shareholders, the Secretary of the Bank shall request of independent counsel, who may be the outside general counsel of the Bank, a written opinion as to whether or not the parties involved are entitled to indemnification under Sections 18.6 of this Article.

Section 18.8                      Expenses incurred by a director, officer and/or employee in defending a civil or criminal action, suit or proceeding may be paid by the Bank in advance of the final disposition of such action, suit or proceeding as authorized in the manner provided under Section 18.7 of this Article upon receipt of an undertaking by or on behalf of the director, officer and/or employee to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Bank.

Section 18.9                      The indemnification provided by this Article shall not be deemed exclusive of any other rights, to which a person seeking indemnification may be entitled under any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity while serving as a director, officer and/or employee and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer and/or employee and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 18.10                    The Bank may create a fund of any nature, which may, but need not be, under the control of a trustee, or otherwise secure or insure in any manner its indemnification obligations arising under this Article.

Section 18.11                    The Bank shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer and/or employee of the Bank, or is or was serving at the request of the Bank as a director, officer and/or employee of a corporation, partnership, joint venture trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Bank would have the power to indemnify him or her against such liability under the provisions of this Article.

Section 18.12                    Indemnification under this Article shall not be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted negligence, willful misconduct or recklessness.

Article 19

DIVIDENDS

Section 19.1                      The Board of Directors may, from time to time, at any duly convened regular or special meeting or by unanimous consent in writing, declare and pay dividends upon the outstanding shares of capital stock of the Bank in cash, property or shares of the Bank, as long as any dividend shall not be in violation of law or the Articles of Incorporation.

Section 19.2                      Before payment of any dividend, there may be set aside out of any funds of the Bank available for dividends such sum or sums as the Board of Directors from time to time, in their absolute discretion, think proper as a reserve fund to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Bank, or for such other purposes as the Board of Directors shall believe to be for the best interests of the Bank, and the Board of Directors may reduce or abolish any such reserve in the manner in which it was created.

Article 20

FINANCIAL REPORT TO SHAREHOLDERS

Section 20.1                      The President and the Board of Directors shall present at each annual meeting of the shareholders a full and complete statement of the business and affairs of the Bank for the preceding year.

Article 21

INSTRUMENTS

Section 21.1                      All checks or demands for money and notes of the Bank shall be signed by such officer or officers or such other persons as the Executive Committee or the Board of Directors may from time to time designate.

Section 21.2                      All agreements, indentures, mortgages, deeds, conveyances, transfers, certificates, declarations, receipts, discharges, releases, satisfactions, settlements, petitions, schedules, accounts, affidavits, bonds, undertakings, proxies and other instruments and documents may be signed, executed, acknowledged, verified, delivered or accepted, on behalf of the Bank by the Chairperson, President or other persons as may be designated by them.

Article 22

FISCAL YEAR

Section 22.1                      The fiscal year of the Bank shall be the calendar year.

Article 23

NOTICES AND WAIVERS THEREOF

Section 23.1                      Whenever, under the provisions of applicable law or of the Articles of Incorporation or of these Bylaws, written notice is required to be given to any person, it may be given to such person either personally or by sending a copy thereof through the mail or by telegram, charges prepaid, to his or her address appearing on the books of the Bank or supplied by him or her to the Bank for the purpose of notice.  If the notice is sent by mail or telegraph, it shall be deemed to have been given to the person entitled thereto when deposited in the United States mail or with a telegraph office for transmission to such person.  Such notice shall specify the place, day and hour of the meeting and, in the case of a special meeting of shareholders, the general nature of the business to be transacted.

Section 23.2                      Any written notice required to be given to any person may be waived in writing signed by the person entitled to such notice whether before or after the time stated therein.  Attendance of any person entitled to notice whether in person or by proxy, at any meeting shall constitute a waiver of notice of such meeting, except where any person attends a meeting for the express purpose of objecting to the transaction of any business because the meeting was not lawfully called or convened.  Where written notice is required of any meeting, the waiver thereof must specify the purpose only if it is for a special meeting of shareholders.

Article 24

AMENDMENTS

Section 24.1                      These Bylaws may be altered, amended or repealed by the affirmative vote of the holders of two-thirds (2/3) of the outstanding shares of Common Stock at regular or special meeting duly convened after notice to the shareholders of that purpose, or by a majority vote of the members of the Board of Directors at any regular or special meeting thereof duly convened after notice to the directors of that purpose, (except the directors shall not make or alter any bylaws fixing their qualification, classification or term of office) subject always to the.  power of the shareholders to change such action of the Board of Directors by the affirmative vote of the holders of two-thirds (2/3) of the outstanding shares of Common Stock.

Article 25

EMERGENCIES

Section 1.                      In the event of any emergency declared by governmental authorities, the result of a regional or national disaster and of such severity as to prevent the normal conduct and management of the affairs of this bank by its Directors and Officers as contemplated by these bylaws, any three available Directors shall constitute the Executive Committee to exercise the full authority of that Committee until such time as a duly elected Board of Directors can again assume full responsibility and control of the bank.